Exhibit 99.1

Contact:

William B. Boni
VP, Investor Relations/Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE PRICES PUBLIC OFFERING OF COMMON STOCK

Woburn, MA, April 11, 2012 – ArQule, Inc. (NASDAQ: ARQL) today announced the pricing of an underwritten public offering of 7,150,000 shares of its common stock at a price of $7.30 per share.  The net proceeds to ArQule from the sale of the shares, after deducting underwriting discounts and commissions and estimated expenses, are expected to be approximately $48.7 million.  The offering is expected to close on or about April 16, 2012, subject to customary closing conditions. Citigroup and Leerink Swann are acting as joint book-running managers for the offering.  Lazard Capital Markets, RBC Capital Markets and Oppenheimer & Co. are acting as co-managers.

ArQule has granted the underwriters a 30-day option to purchase up to an additional 1,072,500 shares of common stock.  The expected net proceeds to ArQule referenced above do not include any net proceeds that ArQule would receive if the underwriters exercise such option to purchase additional shares.

The offering is being made by ArQule pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (SEC). The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from Citigroup, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, telephone at 800-831-9146, or Leerink Swann LLC, Attention: Syndicate Prospectus Department, One Federal Street, 37th Floor, Boston, Massachusetts 02110, by telephone at 800-808-7525, or by facsimile at 617-918-4900.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes forward-looking statements, including without limitation, statements about the completion, timing and size of ArQule’s proposed public offering. For these statements, ArQule claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the public offering that could cause actual results to differ from those expressed or implied by and forward looking statements, including without limitation risks and uncertainties related to ArQule’s business and financial condition, general market conditions and the satisfaction of customary closing conditions associated with the proposed public offering.. A review of risks faced by the Company can be found in ArQule’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, the prospectus to be filed with the Securities and Exchange Commission in connection with the offering and other reports and documents filed with the Securities and Exchange Commission.

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